Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We hereby consent to the incorporation by reference in this Schedule 14A of our report dated March 31, 2015, relating to the consolidated financial statements of iSign Solutions Inc. (formerly known as Communication Intelligence Corporation) as of December 31, 2014, which appear in iSign Solutions Inc.’s Annual Report on Form 10-K for the year ended December 31, 2014.

/s/ Armanino LLP

San Ramon, CA
December 17, 2015